Exhibit 99.1

eBAY INC. ANNOUNCES SECOND QUARTER 2003 FINANCIAL RESULTS

— Company Reports Record Net Revenues of $509.3 Million, Up 91% Year-over-Year —
— Raises 2003 Net Revenue and EPS Guidance —
— Announces a Two-for-One Stock Split —

San Jose, CA, July 24, 2003 – eBay Inc. (Nasdaq: EBAY; www.ebay.com), the world’s online marketplace, reported financial results for its quarter ended June 30, 2003.

eBay reported record consolidated Q2-03 net revenues of $509.3 million, up 91% year-over-year; record operating income of $152 million, up 91% year-over-year; and record pro forma operating income of $168.7 million, up 109% year-over-year. Operating income was 30% of net revenues and pro forma operating income was 33% of net revenues.

Consolidated net income in Q2-03 was a record $109.7 million, or $0.33 per diluted share. eBay’s pro forma consolidated net income, excluding certain items, was a record $120.9 million, or $0.37 per diluted share.

These results exceeded the company’s guidance of $500 million for net revenues, $0.30 for GAAP earnings per diluted share and $0.33 for pro forma earnings per diluted share.

In addition, eBay’s Board of Directors has approved a two-for-one split of all outstanding shares of the company’s common stock, payable August 28, 2003 to stockholders of record on August 4, 2003.

“Q2 was another great quarter for eBay,” said Meg Whitman, President and CEO of eBay. “Our thriving community of buyers and sellers continues to spread the word that eBay is a great place to trade, build a business, make friends and have fun.”

Key Financial and Operating Metrics

Consolidated Net Revenues — Consolidated net revenues totaled a record $509.3 million, which represented an increase of 91% from the $266.3 million reported in Q2-02.

Transaction Revenues — Consolidated net transaction revenues totaled a record $496.9 million, which represented an increase of 111% from the $235.3 million reported in Q2-02.

•	eBay U.S. Net Transaction Revenues — eBay U.S. net transaction revenues totaled $242.4 million in Q2-03, reflecting 45% year-over-year growth.

•	eBay International Net Transaction Revenues — eBay International net transaction revenues totaled $155.2 million in Q2-03, representing 146% year-over-year growth.

•	Payments Net Transaction Revenues – Payments net transaction revenues totaled $99.4 million in Q2-03.

Confirmed Registered Users — Cumulative confirmed registered users at the end of Q2-03 were a record 75.3 million, an increase of 6.5 million sequentially and a 51% increase over the 49.7 million users reported at the end of Q2-02.

Active Users — Active users, the number of users on the eBay platform who bid, bought or listed over the trailing twelve months, increased to 34.1 million, a 57% increase over the 21.8 million active users for the same period a year ago.

Listings — Listings totaled a record 225 million in Q2-03, 55% higher than the 145 million in Q2-02.

Gross Merchandise Sales (GMS) — GMS, the total value of items sold, was a record $5.6 billion, representing a 66% year-over-year increase from the $3.4 billion reported in Q2-02.

Total Payment Volume (TPV) – TPV was $2.8 billion in Q2-03, up from TPV of $2.6 billion in Q1-03.

Gross Profit — Gross profit was a record $410.1 million, or 81% of net revenues, which was down from the 83% level reported in Q2-02, reflecting the increased contribution of the lower margin PayPal business.

Operating Income — Operating income was a record $152.0 million or 30% of net revenues and a 91% increase over the $79.4 million reported in Q2-02. Pro forma operating income increased 109% year-over-year to $168.7 million, or 33% of net revenues, versus 30% in Q2-02.

GAAP Net Income — GAAP net income increased 102% year-over-year, to a record $109.7 million, or $0.33 per diluted share.

Pro Forma Net Income — Pro forma net income increased 124% year-over-year, to a record $120.9 million, or $0.37 per diluted share.

Operating and Free Cash Flows — Operating cash flows totaled a record $208.7 million, a 125% increase from the $92.8 million reported in Q2-02. Free cash flows totaled $22.6 million, a 25% decrease from the $30.1 million reported in Q2-02, reflecting the purchase of additional facilities in San Jose, California.

Key Category Performance — Based on Q2-03 GMS, eBay has nine categories that deliver more than $1 billion in worldwide annualized GMS: eBay Motors at $6.3 billion; Consumer Electronics at $2.0 billion; Computers at $2.0 billion; Books/Movies/Music at $1.6 billion; Sports at $1.5 billion; Clothing and Accessories at $1.3 billion; Collectibles at $1.1 billion; Toys at $1.0 billion; and Home & Garden at $1.0 billion.

Fixed Price Trading — eBay’s fixed price trading contributed approximately $1.51 billion or 27% of total GMS during Q2-03, primarily from eBay’s “Buy It Now” feature. Pure fixed price, which allows sellers to offer items for a set price rather than in an auction format, accounted for 11% of eBay’s global GMS.

eBay Stores — eBay hosts approximately 110,000 stores, with slightly more outside the US than on eBay.com.

EachNet – On July 16, 2003, eBay increased its investment in EachNet Inc., which in cooperation with local subsidiaries operates the leading e-commerce company in China. eBay paid approximately $150 million in cash to acquire the remaining outstanding stock of EachNet Inc.

Consolidated Financial and Operating Summary

eBay reported record consolidated net revenues of $509.3 million in Q2-03, representing a 91% year-over-year increase. Excluding PayPal, eBay’s Q2-03 net revenues totaled $407.7 million, representing a 53% year-over-year increase. PayPal’s Q2-03 total net revenues were $101.5 million, representing an 89% year-over-year increase compared to the $53.8 million PayPal reported in Q2-02. As expected, revenues from third party advertisers and end-to-end services declined 43% year over year to $12.4 million and now represent approximately 2% of net revenues. Consolidated revenues reflected a foreign exchange benefit in Q2-03 in the amount of approximately $6.9 million, based on Q1-03 weighted average foreign exchange rates.

Gross profit as a percentage of net revenues was 81%, which was consistent with the 81% level reported in Q1-03, but down from the 83% level reported in Q2-02. The reported gross profit percentage reflects an improvement in US and International segments offset by an increased contribution of the PayPal business, which has a lower gross margin structure.

Sales and marketing expenses totaled $134.6 million, or 26% of net revenues, consistent with the 26% reported in Q1-03 and down from the 30% reported in Q2-02. The sequential dollar increase of $10.9 million in sales and marketing expense during the quarter was attributed to the company’s expanded marketing programs and growth in sales and marketing headcount.

Product development costs totaled $38.8 million, or approximately 8% of net revenues, up from the 7% of net revenues reported in Q1-03 and down from the 9% of net revenues reported in Q2-02. The incremental product development expense reflects an actual sequential spending increase, offset by $12.3 million of required capitalization for major site and other product development efforts.

General and administrative costs totaled $69.5 million, or about 14% of net revenues, up from the 13% of net revenues reported for Q1-03 and consistent with the 14% of net revenues reported for Q2-02. Included in general and administrative costs were PayPal’s transaction losses, which represented approximately 0.32% of PayPal’s total payment volume. The incremental general and administration costs primarily reflect an increase in legal costs, headcount, and the impact of a weakening dollar on Euro denominated expenses in the quarter.

Income from operations totaled $152.0 million during Q2-03, a 91% increase over the $79.4 million reported in Q2-02. On a pro forma basis, income from operations totaled $168.7 million, or 33% of Q2-03 consolidated net revenues, comparing favorably to the $80.7 million and 30% of net revenues reported in Q2-02.

Net interest and other income totaled $10.9 million in Q2-03, up from the $7.4 million reported in Q1-03, reflecting a larger investment base. On a pro forma basis, net interest and other income increased to $9.9 million from $7.7 million in Q1-03.

The Q2-03 effective tax rate for both GAAP and pro forma was 32%, consistent with the 32% effective tax rate in Q1-03 and a decrease from the 38% rate in Q2-02. The lower effective tax rate reflects the increased profit contribution from the company’s international operations.

eBay’s balance sheet remains strong. At the end of Q2-03, the company had $2.5 billion in aggregate corporate cash and investments and total assets of more than $5.0 billion.

The company reported $208.7 million in operating cash flows, 125% higher than the $92.8 million reported in Q2-02, primarily reflecting increased profitability.

Capital expenditures increased in Q2-03 to $186.1 million from $43.9 million in Q1-03, reflecting the $125 million purchase of new facilities in San Jose, California. As a result, free cash flows during Q2-03 totaled $22.6 million, 25% lower than the $30.1 million reported in Q2-02.

Business Outlook

Net Revenues – The company now expects that revenues for 2003 could be as high as $2.075 billion, $25 million higher than the company’s most recent guidance. This higher revenue outlook derives from the strength of eBay’s US, International and Payments businesses. From a quarterly perspective, eBay expects consolidated net revenue to be approximately $515 million in Q3-03, and approximately $575 million in Q4-03. eBay’s guidance is based on an assumed quarterly weighted average translation of 1.14 U.S. dollars per Euro.

GAAP Diluted EPS – eBay now estimates that earnings per diluted share for the full year 2003 could be as high as $1.31, $0.05 higher than the company’s most recent guidance. From a quarterly perspective, eBay estimates GAAP earnings per diluted share to be $0.29 in Q3-03 and $0.36 in Q4-03. This guidance includes a $0.02 decrease in Q3-03 and $0.01 decrease in Q4-03 from the acquisition of EachNet, which closed on July 16, 2003.

Pro Forma Diluted EPS – eBay now estimates that pro forma earnings per diluted share for the full year 2003 could be as high as $1.47, $0.06 higher than the company’s most recent guidance. This guidance includes a $0.02 decrease in Q3-03 and $0.01 decrease in Q4-03 from the acquisition of EachNet, which closed on July 16, 2003. eBay now believes that amortization of intangible assets, stock-based compensation expenses and other pro forma items primarily related to the PayPal acquisition, as well as the related tax impact of these items, will range between $13.0 million to $18.0 million per quarter through 2003. From a quarterly perspective, eBay estimates pro forma earnings per diluted share to be $0.34 in Q3-03 and $0.40 in Q4-03.

Effective Tax Rate – eBay’s current estimate for its effective tax rate is 32% for 2003.

Capital Expenditures – eBay expects capital expenditures to be approximately $80 million in Q3-03 and $76 million in Q4-03, reflecting expected spending in technology, facilities, and PayPal. This implies an increase in 2003 capital expenditure guidance of approximately $11 million to $385 million from our prior guidance of $374 million.

Stock Split – eBay’s Board of Directors approved a two-for-one split of all outstanding shares of the company’s common stock, payable August 28, 2003 to stockholders of record on August 4, 2003.

Legal Settlement

We have reached a settlement with the US Attorney for the Eastern District of Missouri on the issue of PayPal’s services to online gambling merchants, which were discontinued following PayPal’s acquisition by eBay, as previously disclosed, for a payment of $10 million. The settlement amount will be included as an adjustment to our purchase price of PayPal and not as a charge against earnings.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, eBay uses non-GAAP measures of gross profit, operating income, net income, earnings per share, and cash flows, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of our core operating results. In addition, because we have historically reported certain non-GAAP results to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for or superior to GAAP results. Consistent with our historical practice, the non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

About eBay

eBay is the world’s online marketplace™. Founded in 1995, eBay created a powerful platform for the sale of goods and services by a passionate community of individuals and businesses. On any given day, there are millions of items across thousands of categories for sale on eBay. eBay enables trade on a local, national and international basis with customized sites in markets around the world.

Forward-Looking Statements

This press release contains forward-looking statements relating to the future performance of eBay and its consolidated subsidiaries. Those statements involve risks and uncertainties, and our actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: our need to manage an increasingly large company with a broad range of businesses; our ability to deal with the increasingly competitive environment for online trading, both in specific vertical categories and generally; our ability to manage the integration of PayPal and the litigation, regulatory, credit card association, and other risks specific to PayPal; our need to manage our other regulatory, tax, and litigation risks even as our product offerings expand and our services are offered in more jurisdictions, including, most recently, China; our ability to upgrade and develop our systems, infrastructure and customer service capabilities to accommodate growth at a reasonable cost; our ability to maintain site stability on all of our sites; our ability to continue to expand our model to new types of merchandise and sellers; our ability to continue to expand outside of the US; fluctuations in foreign exchange rates; the success of our commercial partners and commercial relationships; and the costs and benefits of announced and prospective joint ventures, acquisitions and other commercial transactions.

More information about factors that could affect our operating results is included under the captions “Risk Factors That May Affect Results of Operations and Financial Condition” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting our investor relations site at www.shareholder.com/ebay. All forward-looking statements in this release are based on information available to us on the date hereof, and we assume no obligation to update such statements.

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Investor Relations Contacts: Media Relations Contact: Investor Information Request: Company News:	David Joseph 408-376-7057 Tracey Ford 408-376-7205 Kevin Pursglove 408-376-7458 408-376-7493 or email to investor_relations@ebay.com http://www.businesswire.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet
(U.S. Dollars In Thousands)

	December 31,	June 30,
	2002	2003

ASSETS
Current assets:
Cash and cash equivalents	$1,109,313	$1,391,557
Short-term investments	89,690	332,012
Accounts receivable, net	131,453	164,621
Funds receivable	41,014	83,063
Other current assets	96,988	92,941

Total current assets	1,468,458	2,064,194
Long-term investments	470,227	609,634
Restricted cash and investments	134,644	127,069
Property and equipment, net	218,028	403,295
Goodwill	1,456,024	1,487,018
Intangible assets, net	279,465	257,889
Deferred tax assets	84,218	75,873
Other assets	13,380	18,007

	$4,124,444	$5,042,979

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,424	$64,666
Funds payable and amounts due to customers	50,396	100,192
Accrued expenses and other current liabilities	199,323	223,089
Deferred revenue and customer advances	18,846	21,485
Short-term debt	2,970	3,586
Income taxes payable	67,265	89,510

Total current liabilities	386,224	502,528
Long-term debt	13,798	12,384
Deferred tax liabilities	111,843	102,028
Other liabilities	22,874	19,253
Minority interests	33,232	44,023

Total liabilities	567,971	680,216

Total stockholders’ equity	3,556,473	4,362,763

	$4,124,444	$5,042,979

eBay Inc.
Unaudited Condensed Consolidated Statement of Income
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2003	2002	2003

Net revenues	$266,287	$509,269	$511,393	$985,761
Cost of net revenues	44,561	99,150	85,838	191,248

Gross profit	221,726	410,119	425,555	794,513

Operating expenses:
Sales and marketing	79,804	134,616	152,908	258,376
Product development	24,346	38,819	48,653	73,151
General and administrative	36,596	69,476	69,089	132,476
Payroll expense on employee stock options	431	3,184	2,110	6,474
Amortization of acquired intangible assets	1,108	11,976	2,638	23,844

Total operating expenses	142,285	258,071	275,398	494,321

Income from operations	79,441	152,048	150,157	300,192
Interest and other income (expense), net	9,001	10,909	16,388	18,613
Interest expense	(698)	(37)	(1,383)	(68)
Impairment of certain equity investments	—	—	(1,181)	(230)

Income before income taxes and minority interests	87,744	162,920	163,981	318,507
Provision for income taxes	(33,286)	(51,649)	(62,697)	(100,667)
Minority interests in consolidated companies	(150)	(1,544)	608	(3,922)

Net income	$54,308	$109,727	$101,892	$213,918

Net income per share:
Basic	$0.19	$0.34	$0.36	$0.68

Diluted	$0.19	$0.33	$0.36	$0.66

Weighted average shares:
Basic	280,707	318,340	279,525	316,011

Diluted	285,416	328,074	285,142	324,804

eBay Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Three Months Ended				Three Months Ended
	June 30, 2002				June 30, 2003

		Pro Forma				Pro Forma
	Reported	Entries		Pro Forma	Reported	Entries		Pro Forma

Net revenues	$266,287	$—		$266,287	$509,269	$—		$509,269
Cost of net revenues	44,561	298	(a)	44,859	99,150	(64	)(a)	99,086

Gross profit	221,726	(298)		221,428	410,119	64		410,183

Operating expenses:
Sales and marketing	79,804	113	(a)	79,917	134,616	(280	)(a)	134,336
Product development	24,346	82	(a)	24,428	38,819	(358	)(a)	38,461
General and administrative	36,596	(168	)(a)	36,428	69,476	(797	)(a)	68,679
Payroll expense on employee stock options	431	(431	)(b)	—	3,184	(3,184	)(b)	—
Amortization of acquired intangible assets	1,108	(1,108	)(c)	—	11,976	(11,976	)(c)	—

Total operating expenses	142,285	(1,512)		140,773	258,071	(16,595)		241,476

Income from operations	79,441	1,214		80,655	152,048	16,659		168,707
Interest and other income (expense), net	9,001	(1,584	)(d)	7,417	10,909	(979	)(d)	9,930
Interest expense	(698)	—		(698)	(37)	—		(37)
Impairment of certain equity investments	—	—		—	—	—		—

Income before income taxes and minority interests	87,744	(370)		87,374	162,920	15,680		178,600
Provision for income taxes	(33,286)	17	(e)	(33,269)	(51,649)	(4,479	)(e)	(56,128)
Minority interests in consolidated companies	(150)			(150)	(1,544)	—		(1,544)

Net income	$54,308	$(353)		$53,955	$109,727	$11,201		$120,928

Net income per share:
Basic	$0.19			$0.19	$0.34			$0.38

Diluted	$0.19			$0.19	$0.33			$0.37

Weighted average shares:
Basic	280,707			280,707	318,340			318,340

Diluted	285,416			285,416	328,074			328,074

Operating Margin	30%	—		30%	30%	3%		33%

Notes:

(a)	Non-cash stock based compensation expense

(b)	Employer payroll taxes on employee exercises of non-qualified stock options

(c)	Amortization of acquired intangible assets

(d)	Gain on recovery of fully reserved receivables

(e)	Incremental income taxes associated with certain pro forma entries

eBay Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Six Months Ended				Six Months Ended
	June 30, 2002				June 30, 2003

		Pro Forma				Pro Forma
	Reported	Entries		Pro Forma	Reported	Entries		Pro Forma

Net revenues	$511,393	$—		$511,393	$985,761	$—		$985,761
Cost of net revenues	85,838	270	(a)	86,108	191,248	(148	)(a)	191,100

Gross profit	425,555	(270)		425,285	794,513	148		794,661

Operating expenses:
Sales and marketing	152,908	67	(a)	152,975	258,376	(698	)(a)	257,678
Product development	48,653	(29	)(a)	48,624	73,151	(875	)(a)	72,276
General and administrative	69,089	(442	)(a)	68,647	132,476	(2,050	)(a)	130,426
Payroll expense on employee stock options	2,110	(2,110	)(b)	—	6,474	(6,474	)(b)	—
Amortization of acquired intangible assets	2,638	(2,638	)(c)	—	23,844	(23,844	)(c)	—

Total operating expenses	275,398	(5,152)		270,246	494,321	(33,941)		460,380

Income from operations	150,157	4,882		155,039	300,192	34,089		334,281
Interest and other income (expense), net	16,388	(1,584	)(d)	14,804	18,613	(979	)(d)	17,634
Interest expense	(1,383)	—		(1,383)	(68)	—		(68)
Impairment of certain equity investments	(1,181)	1,181	(e)	—	(230)	230	(e)	—

Income before income taxes and minority interests	163,981	4,479		168,460	318,507	33,340		351,847
Provision for income taxes	(62,697)	(1,274	)(f)	(63,971)	(100,667)	(10,130	)(f)	(110,797)
Minority interests in consolidated companies	608	(590	)(g)	18	(3,922)	—		(3,922)

Net income	$101,892	$2,615		$104,507	$213,918	$23,210		$237,128

Net income per share:
Basic	$0.36			$0.37	$0.68			$0.75

Diluted	$0.36			$0.37	$0.66			$0.73

Weighted average shares:
Basic	279,525			279,525	316,011			316,011

Diluted	285,142			285,142	324,804			324,804

Operating Margin	29%	1%		30%	30%	4%		34%

Notes:

(a)	Non-cash stock based compensation expense

(b)	Employer payroll taxes on employee exercises of non-qualified stock options

(c)	Amortization of acquired intangible assets

(d)	Gain on recovery of fully reserved receivables

(e)	Impairment of certain equity investments

(f)	Incremental income taxes associated with certain pro forma entries

(g)	Minority interest attributable to impairment of certain equity investments

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows
(U.S. Dollars In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2003	2002	2003

Cash flows from operating activities:
Net income	$54,308	$109,727	$101,892	$213,918
Adjustments:
Provision for doubtful accounts and authorized credits	4,073	10,496	12,221	19,633
Provision for transaction losses	—	9,080	—	18,073
Depreciation and amortization	18,377	38,507	31,388	70,527
Stock-based compensation	(776)	1,499	137	3,771
Tax benefit on the exercise of employee stock options	33,011	33,703	62,422	75,043
Impairment of certain equity investments	—	—	1,181	230
Minority interests and other	(1,870)	2,379	(3,912)	4,157
Changes in assets and liabilities:
Accounts receivable	(6,391)	(20,252)	(34,223)	(55,076)
Funds receivable	—	822	—	(42,049)
Other current assets	(11,050)	1,620	(12,611)	2,878
Other non-current assets	(3,241)	(5,743)	(2,023)	(4,603)
Deferred tax assets, net	1,558	(1,475)	(853)	(859)
Accounts payable	2,002	10,407	2,509	17,233
Due to customers and funds payable	—	2,915	—	49,796
Accrued expenses and other liabilities	(2,945)	(3,528)	18,096	1,376
Deferred revenue and customer advances	5,567	863	6,299	2,607
Income taxes payable	217	17,662	2,590	22,033

Net cash provided by operating activities	92,840	208,682	185,113	398,688

Cash flows from investing activities:
Purchases of property and equipment	(62,724)	(186,079)	(74,218)	(229,987)
Purchases of investments	(100,150)	(727,391)	(308,395)	(862,544)
Maturities and sales of investments	66,449	271,014	266,958	489,374
Proceeds from sale of subsidiary and property and equipment	2,883	—	2,883	—
Acquisitions, net of cash acquired	(11,053)	—	(54,610)	(4,389)

Net cash provided by (used in) investing activities	(104,595)	(642,456)	(167,382)	(607,546)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	41,440	255,588	68,444	472,973
Principal payments on long-term debt	(111)	(491)	(3,407)	(798)

Net cash provided by financing activities	41,329	255,097	65,037	472,175

Effect of exchange rate changes on cash and cash equivalents	10,442	15,816	10,130	18,927

Net increase in cash and cash equivalents	40,016	(162,861)	92,898	282,244
Cash and cash equivalents at beginning of period	576,851	1,554,418	523,969	1,109,313

Cash and cash equivalents at end of period	$616,867	$1,391,557	$616,867	$1,391,557

Net cash provided by operating activities	$92,840	$208,682	$185,113	$398,688
Less: Purchases of property and equipment	(62,724)	(186,079)	(74,218)	(229,987)

Free cash flow	$30,116	$22,603	$110,895	$168,701

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(U.S. Dollars In Thousands, Except Percentages)

Net Revenues by Type	Three Months Ended

	June 30,	September 30,	December 31,	March 31,	June 30,
	2002	2002	2002	2003	2003

Transaction
U.S	$167,489	$182,209	$211,388	$234,876	$242,385
Current quarter vs prior quarter	7%	9%	16%	11%	3%
Current quarter vs prior year quarter	48%	53%	58%	49%	45%
International	63,099	75,296	107,366	137,504	155,155
Current quarter vs prior quarter	22%	19%	43%	28%	13%
Current quarter vs prior year quarter	152%	163%	173%	166%	146%
Payments	4,719	6,094	77,703	93,179	99,363
Current quarter vs prior quarter	(1%)	29%	1175%	20%	7%
Current quarter vs prior year quarter	22%	26%	1281%	1847%	2006%

Total transaction	235,307	263,599	396,457	465,559	496,903

Current quarter vs prior quarter	10%	12%	50%	17%	7%
Current quarter vs prior year quarter	66%	73%	122%	118%	111%
3rd party advertising
U.S	15,490	14,148	7,062	5,492	6,848
Current quarter vs prior quarter	(15%)	(9%)	(50%)	(22%)	25%
Current quarter vs prior year quarter	(14%)	(40%)	(74%)	(70%)	(56%)
International	1,210	898	1,716	1,313	1,432
Current quarter vs prior quarter	46%	(26%)	91%	(23%)	9%
Current quarter vs prior year quarter	37%	(42%)	110%	59%	18%
Payments	—	—	1,478	2,027	2,160
Current quarter vs prior quarter	N/A	N/A	N/A	37%	7%
Current quarter vs prior year quarter	N/A	N/A	N/A	N/A	N/A

Total 3rd party advertising	16,700	15,046	10,256	8,832	10,440

Current quarter vs prior quarter	(12%)	(10%)	(32%)	(14%)	18%
Current quarter vs prior year quarter	(11%)	(40%)	(64%)	(54%)	(37%)
End-to-end services
U.S	5,091	6,096	5,591	2,101	1,926
Current quarter vs prior quarter	5%	20%	(8%)	(62%)	(8%)
Current quarter vs prior year quarter	(44%)	(22%)	27%	(57%)	(62%)
Payments	—	—	587	—	—
Current quarter vs prior quarter	N/A	N/A	N/A	(100%)	N/A
Current quarter vs prior year quarter	(100%)	(100%)	607%	N/A	N/A

Total end-to-end services	5,091	6,096	6,178	2,101	1,926

Current quarter vs prior quarter	5%	20%	1%	(66%)	(8%)
Current quarter vs prior year quarter	(46%)	(25%)	38%	(57%)	(62%)

Offline net revenues	9,189	4,038	1,037	—	—

Current quarter vs prior quarter	22%	(56%)	(74%)	(100%)	N/A
Current quarter vs prior year quarter	(16%)	(55%)	(87%)	(100%)	(100%)

Total net revenues	$266,287	$288,779	$413,928	$476,492	$509,269

Current quarter vs prior quarter	9%	8%	43%	15%	7%
Current quarter vs prior year quarter	47%	49%	89%	94%	91%

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(U.S. Dollars In Thousands, Except Percentages)

Net Revenues by Segment	Three Months Ended

	June 30,	September 30,	December 31,	March 31,	June 30,
	2002	2002	2002	2003	2003

U.S.	$197,259	$206,491	$225,078	$242,469	$251,159
Current quarter vs prior quarter	5%	5%	9%	8%	4%
Current quarter vs prior year quarter	31%	30%	30%	29%	27%
International	64,309	76,194	109,082	138,817	156,587
Current quarter vs prior quarter	22%	18%	43%	27%	13%
Current quarter vs prior year quarter	148%	152%	172%	164%	143%
Payments	4,719	6,094	79,768	95,206	101,523
Current quarter vs prior quarter	(1%)	29%	1209%	19%	7%
Current quarter vs prior year quarter	12%	18%	1297%	1889%	2051%

Total net revenues	$266,287	$288,779	$413,928	$476,492	$509,269

Current quarter vs prior quarter	9%	8%	43%	15%	7%
Current quarter vs prior year quarter	47%	49%	89%	94%	91%

Net Revenues by Geography	Three Months Ended

	June 30,	September 30,	December 31,	March 31,	June 30,
	2002	2002	2002	2003	2003

U.S. net revenues	$201,978	$212,585	$290,583	$319,170	$331,322
Current quarter vs prior quarter	5%	5%	37%	10%	4%
Current quarter vs prior year quarter	30%	29%	62%	66%	64%
% of total	76%	74%	70%	67%	65%
International net revenues	64,309	76,194	123,345	157,322	177,947
Current quarter vs prior quarter	22%	18%	62%	28%	13%
Current quarter vs prior year quarter	148%	152%	208%	199%	177%
% of total	24%	26%	30%	33%	35%

Total net revenues	$266,287	$288,779	$413,928	$476,492	$509,269

Current quarter vs prior quarter	9%	8%	43%	15%	7%
Current quarter vs prior year quarter	47%	49%	89%	94%	91%

eBay Inc.
eBay Unaudited Supplemental Operating Data
(In Millions, Except Percentages)

	Three Months Ended

	June 30, 2002	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003

Confirmed Registered Users	49.7	54.9	61.7	68.8	75.3
Current quarter vs prior quarter	8%	10%	12%	12%	9%
Current quarter vs prior year quarter	46%	46%	46%	49%	51%
Active Users (1)	21.8	24.2	27.7	31.1	34.1
Current quarter vs prior quarter	10%	11%	14%	12%	10%
Current quarter vs prior year quarter	49%	52%	56%	57%	57%
Number of Listings	145.2	159.6	195.5	219.7	225.0
Current quarter vs prior quarter	5%	10%	22%	12%	2%
Current quarter vs prior year quarter	47%	47%	55%	59%	55%
Gross Merchandise Sales	$3,395	$3,766	$4,600	$5,317	$5,635
Current quarter vs prior quarter	9%	11%	22%	16%	6%
Current quarter vs prior year quarter	51%	60%	68%	71%	66%

(1)	Defined as all users, excluding Half.com and Internet Auction, who bid, bought, or listed an item within the previous twelve month period.

eBay Inc.
PayPal Unaudited Supplemental Operating Data
(In Millions, Except Percentages)

eBay completed its acquisition of PayPal on October 3, 2002. PayPal’s financial statements and supplemental operating data have been included in eBay’s consolidated financial statements beginning October 4, 2002. The following table presents PayPal financial information for each of the full quarters ended June 30, 2002 through September 30, 2002, for the period from October 4, 2002 through December 31, 2002, and for the full quarters ended March 31, 2003 and June 30, 2003.

	Three Months Ended

	June 30,	September 30,	December 31,	March 31,	June 30,
	2002	2002	2002	2003	2003

Revenue
Transaction	$52.5	$58.1	$72.6	$92.2	$99.4
Current quarter vs prior quarter	9%	11%	25%	27%	8%
Current quarter vs prior year quarter	190%	104%	87%	92%	90%
Non- transaction	$1.3	$1.2	$2.1	$2.0	$2.1
Current quarter vs prior quarter	63%	(8%)	75%	(5%)	7%
Current quarter vs prior year quarter	(18%)	(18%)	75%	150%	69%
Total revenues	$53.8	$59.3	$74.7	$94.2	$101.5
Percent of revenue which is international	20.5%	20.2%	19.1%	19.6%	21.0%
Metrics
Total accounts (1)	17.8	19.7	23.3	27.2	31.1
Current quarter vs prior quarter	16%	11%	18%	17%	14%
Current quarter vs prior year quarter	103%	86%	82%	77%	75%
Active accounts (2)	5.5	6.3	7.9	9.4	10.2
Total number of payments	28.8	31.3	39.2	50.5	53.7
Current quarter vs prior quarter	8%	9%	25%	29%	6%
Current quarter vs prior year quarter	91%	74%	76%	90%	86%
Total payment volume	$1,615	$1,787	$2,138	$2,628	$2,843
Current quarter vs prior quarter	11%	11%	20%	23%	8%
Current quarter vs prior year quarter	116%	93%	77%	80%	76%
Auction as % of total payment volume	59%	58%	69%	67%	66%
Transaction rates
Transaction revenue rate	3.25%	3.25%	3.40%	3.51%	3.50%
Transaction processing expense rate	1.14%	1.19%	1.29%	1.27%	1.30%
Transaction loss rate	0.38%	0.42%	0.37%	0.34%	0.32%

(1)	Subsequent to Q3-02, cxcludes closed and locked accounts

(2)	Users that sent or received at least one payment during the quarter

eBay Inc.
Guidance Summary
(In Millions, Except Per Share Amounts and Percentages)

The guidance provided below and elsewhere in this press release involves risks and uncertainties, and our actual results could differ materially from this guidance. Some of the factors that could affect our operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect our operating results is included under the captions “Risk Factors That May Affect Results of Operations and Financial Condition” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting our investor relations site at www.shareholder.com/ebay. The guidance below is based on information available to us on the date hereof, and we assume no obligation to update it.

	Three months ending September 30, 2003

	GAAP	Adjustments		Pro Forma

Net revenue	$515	—		$515
Operating margin	28%	3	%(a)	31%
Diluted EPS	$0.29	$0.05	(b)	$0.34

	Three months ending December 31, 2003

	GAAP	Adjustments		Pro Forma

Net revenue	$575	—		$575
Operating margin	31%	3	%(a)	34%
Diluted EPS	$0.36	$0.04	(b)	$0.40

(a)	Pro forma guidance reflects estimated quarterly adjustments for amortization of acquired intangible assets of approximately $13 million, cumulative effect of the adoption of Financial Interpretation No. 46 on depreciation relating to our San Jose facility of approximately $6 million, payroll taxes on employee stock options of approximately $4 million, stock based compensation of approximately $1 million, and other adjustments estimated to result in an operating margin adjustment of 3% for the three months ending September 30, 2003, and for the three months ending December 31, 2003.

(b)	Net of tax, the above pro forma items are estimated to result in a $0.05 per diluted share adjustment for the three months ending September 30, 2003 and a $0.04 per share adjustment for the three months ending December 31, 2003.